Exhibit 99.2

RXR Acquisition Corp.

Unaudited Pro Forma Balance Sheet	F-3
Notes to Unaudited Pro Forma Balance Sheet	F-4

The following unaudited Pro Forma Balance Sheet presents the Balance Sheet of RXR Acquisition Corp. (the “Company”) as of March 8, 2021, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on March 16, 2021. The following unaudited Pro Forma Balance Sheet has been prepared in accordance with Article 11 of Regulation S-X.

Assumptions and estimates underlying the unaudited transaction accounting adjustments set forth in the unaudited Pro Forma Balance Sheet are described in the accompanying notes. The unaudited Pro Forma Balance Sheet has been presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved had the over-allotment option and related transactions occurred on the date indicated. Further, the unaudited Pro Forma Balance Sheet does not purport to project the future financial position of RXR Acquisition Corp. following the sale of the units upon the underwriters’ exercise of the over-allotment, and other related transactions. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited Pro Forma Balance Sheet and are subject to change as additional information becomes available and analyses are performed.

F-2

RXR ACQUISITION CORP.

UNAUDITED PRO FORMA BALANCE SHEET

March 8, 2021

	March 8, 2021	Transaction Accounting Adjustments		Pro Forma

Assets:
Current assets:
Cash	$1,839,292	$45,000,000	(a)	$1,839,292
		900,000	(b)
		(900,000	)(c)
		(45,000,000	)(f)
Prepaid expenses	33,800	-		33,800
Total current assets	1,873,092	-		1,873,092
Cash held in Trust Account	300,000,000	45,000,000	(f)	345,000,000
Total Assets	$301,873,092	$45,000,000		$346,873,092

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$37,111	$-		$37,111
Accrued expenses	375,247	-		375,247
Franchise tax payable	36,214	-		36,214
Total current liabilities	448,572	-		448,572
Deferred underwriting commissions	10,500,000	1,575,000	(d)	12,075,000
Total Liabilities	10,948,572	1,575,000		12,523,572

Commitments and Contingencies

Class A common stock, $0.0001 par value; 28,592,451 and 32,934,951 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	285,924,510	43,425,000	(e)	329,349,510

Stockholders' Equity:
Preferred stock, $0.0001 par value; 2,500,000 shares authorized; none issued and outstanding	-	-		-
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 1,407,549 and 1,565,049 shares issued and outstanding (excluding 28,592,451 and 32,934,951 shares subject to possible redemption), actual and as adjusted, respectively	141	450	(a)	157
		(434	)(e)
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	-		863
Additional paid-in capital	5,043,466	44,999,550	(a)	5,043,450
		900,000	(b)
		(900,000	)(c)
		(1,575,000	)(d)
		(43,424,566	)(e)
Accumulated deficit	(44,460)	-		(44,460)
Total stockholders' equity	5,000,010	-		5,000,010
Total Liabilities and Stockholders' Equity	$301,873,092	$45,000,000		$346,873,092

F-3

RXR ACQUISITION CORP.

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of RXR Acquisition Corp. (the “Company”) as of March 8, 2021, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on March 16, 2021 as described below.

The Company consummated its initial public offering (the “IPO”) of 30,000,000 units (the “Units”) on March 8, 2021. Each Unit consists of one share of Class A common stock, and one-fifth of one redeemable warrant (each, a "Public Warrant"). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $300.0 million. The Company granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments, if any. The Underwriters exercised the over-allotment option in full and on March 16, 2021 purchased an additional 4,500,000 Units (the “Over-Allotment Units”), generating gross proceeds of $45.0 million, and incurred additional offering costs of approximately $2.5 million, of which approximately $1.6 million was for deferred underwriting fees.

Simultaneously with the closing of the IPO on March 8, 2021, the Company completed a private placement (the “Private Placement”) of an aggregate of 5,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to RXR Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating proceeds of $8.0 million. Simultaneously with the closing of the Over-allotment on March 16, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 600,000 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $900,000.

In addition, the Sponsor agreed to forfeit up to 1,125,000 shares of Class B common stock, par value $0.0001 (the “Founder Shares”) to the extent that the over-allotment option is not exercised in full by the underwriters. The underwriters exercised their over-allotment option on March 16, 2021; thus, these 1,125,000 shares of Class B common stock were no longer subject to forfeiture.

Transaction accounting adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the private placement warrants described above are as follows:

	Transaction Accounting Adjustments	Debit	Credit
(a)	Cash	$45,000,000
	Class A common stock		$450
	Additional paid-in capital		$44,999,550
	To record sale of 4,500,000 Overallotment Units at $10.00 per Unit

(b)	Cash	$900,000
	Additional paid-in capital		$900,000
	To record sale of 600,000 Private Placement Warrants at $1.50 per warrant

(c)	Additional paid-in capital	$900,000
	Cash		$900,000
	To record payment of 2% of cash underwriting fee on overallotment option

(d)	Additional paid-in capital	$1,575,000
	Deferred underwriting commissions		$1,575,000
	To record additional deferred underwriting fee on overallotment option

(e)	Class A common stock	$434
	Additional paid-in capital	$43,424,566
	Class A common stock subject to possible redemption		$43,425,000
	To reclassify Class A common stock out of permanent equity into mezzanine redeemable stock

(f)	Trust account	$45,000,000
	Cash		$45,000,000
	To transfer $10.00 per Overallotment Units to Trust Account

F-4